EXHIBIT 99.1

Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 www.edwards.com

Media Contact: Amy Meshulam, 949-250-4009
Investor Contact: Mark Wilterding, 949-250-6826
EDWARDS LIFESCIENCES ANNOUNCES $500 MILLION ACCELERATED SHARE REPURCHASE

IRVINE, Calif., Aug. 19, 2025 – Edwards Lifesciences (NYSE: EW) today announced that it has executed an accelerated share repurchase agreement ("ASR") to repurchase $500 million of Edwards' common stock. With this transaction, Edwards' has repurchased more than $800 million of shares in 2025.
Under the terms of this ASR, Edwards will receive an initial delivery of approximately 5 million shares and the remainder at the maturity of the ASR. The final number of shares to be repurchased will be based on the volume weighted average share price during the term of the agreement. The company is funding the share repurchase under the ASR with its existing cash.
Following this repurchase, Edwards has approximately $600 million remaining in its share repurchase authorization approved by its Board of Directors.
About Edwards Lifesciences
Edwards Lifesciences is the leading global structural heart innovation company, driven by a passion to improve patient lives. Through breakthrough technologies, world-class evidence and partnerships with clinicians and healthcare stakeholders, our employees are inspired by our patient-focused culture to deliver life-changing innovations to those who need them most. Discover more at www.edwards.com and follow us on LinkedIn, Facebook, Instagram and YouTube.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements contained in this release to be covered by the safe harbor provisions of such Acts. These forward-looking statements can sometimes be identified by the use of forward-looking words, such as “may,” “might,” “believe,” “will,” “expect,” “project,” “estimate,” “should,” “anticipate,” “plan,” “goal,” “continue,” “seek,” “intend,” “optimistic,” “aspire,” “confident” and other forms of these words and include, but are not limited to, statements regarding the delivery of shares under the ASR and other statements that are not historical facts. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-

looking statement to reflect events or circumstances after the date of the statement. Investors are cautioned not to unduly rely on such forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those expressed or implied by the forward-looking statements based on a number of factors as detailed in the company's filings with the Securities and Exchange Commission. These filings, along with important safety information about our products, may be found at Edwards.com.

Edwards, Edwards Lifesciences, and the stylized E logo, are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

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